Filed pursuant to Rule 433

Registration No. 333-277032

Issuer Free Writing Prospectus dated June 4, 2026

Relating to Preliminary Prospectus Supplement dated June 4, 2026

$5,000,000,000

Mastercard Incorporated

$500,000,000 Floating Rate Notes due 2028

$1,250,000,000 4.325% Notes due 2028

$1,150,000,000 4.425% Notes due 2029

$1,350,000,000 4.600% Notes due 2031

$750,000,000 5.000% Notes due 2036

Pricing Term Sheet

June 4, 2026

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated June 4, 2026 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Offering Format:	SEC Registered

Issuer Ratings*:	Aa3 / A+ by Moody’s / S&P (stable / stable)

Expected Issue Ratings*:	Aa3 / A+ by Moody’s / S&P (stable / stable)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	June 4, 2026

Expected Settlement Date**:	June 8, 2026 (T+2)

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

NatWest Markets Securities Inc

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Senior Co-Managers:	Citizens JMP Securities, LLC ICBC Standard Bank Plc Loop Capital Markets LLC Standard Chartered Bank

Co-Managers:	Cabrerra Capital Markets LLC Stern Brothers & Co.

Floating Rate Notes due 2028

Security Title:	Floating Rate Notes due 2028

Size:	$500,000,000

Maturity Date:	June 8, 2028

Coupon:	Compounded SOFR, plus 0.390% per year

Price to Public:	100% of the principal amount

Interest Payment Dates:	Quarterly on March 8, June 8, September 8 and December 8 of each year, commencing September 8, 2026

Day Count Convention:	Actual / 360

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on September 8, 2026, plus 39 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Optional Redemption:	Mastercard Incorporated may not redeem the 2028 Floating Rate Notes prior to maturity

CUSIP / ISIN:	57636QBH6 / US57636QBH65

Calculation Agent:	Deutsche Bank Trust Company Americas

4.325% Notes due 2028, 4.425% Notes due 2029, 4.600% Notes due 2031 & 5.000% Notes due 2036

Security Title:	4.325% Notes due 2028	4.425% Notes due 2029	4.600% Notes due 2031	5.000% Notes due 2036

Size:	$1,250,000,000	$1,150,000,000	$1,350,000,000	$750,000,000

Maturity Date:	June 8, 2028	June 8, 2029	June 8, 2031	June 8, 2036

Coupon:	4.325%	4.425%	4.600%	5.000%

Interest Payment Dates:	Semi-annually on June 8 and December 8 of each year, commencing December 8, 2026	Semi-annually on June 8 and December 8 of each year, commencing December 8, 2026	Semi-annually on June 8 and December 8 of each year, commencing December 8, 2026	Semi-annually on June 8 and December 8 of each year, commencing December 8, 2026

Day Count Convention:	30/360	30/360	30/360	30/360

Price to Public:	99.992% of the principal amount	99.981% of the principal amount	99.920% of the principal amount	99.961% of the principal amount

Benchmark Treasury:	UST 4.000% due May 31, 2028	UST 3.875% due May 15, 2029	UST 4.125% due May 31, 2031	UST 4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	99-29 / 4.049%	99-12 / 4.102%	99-23 / 4.188%	99-06+ / 4.475%

Spread to Benchmark Treasury:	+28 basis points	+33 basis points	+43 basis points	+53 basis points

Reoffer Yield:	4.329%	4.432%	4.618%	5.005%

Optional Redemption:

Make-Whole Call:	+5 basis points prior to June 8, 2028	+5 basis points prior to May 8, 2029	+10 basis points prior to May 8, 2031	+10 basis points prior to March 8, 2036

Par Call:	—	On or after May 8, 2029 (one month prior to the maturity date of the Notes) at 100%	On or after May 8, 2031 (one month prior to the maturity date of the Notes) at 100%	On or after March 8, 2036 (three months prior to the maturity date of the Notes) at 100%

CUSIP / ISIN:	57636QBJ2 / US57636QBJ22	57636QBK9 / US57636QBK94	57636QBL7 / US57636QBL77	57636QBM5 / US57636QBM50

The Issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling (i) J.P. Morgan Securities LLC collect at +1 (212) 834-4533, (ii) Barclays Capital Inc. toll-free at 1-888-603-5847, (iii) Credit Agricole Securities (USA) Inc. toll-free at 1-800-807-6030, (iv) Goldman Sachs & Co. LLC toll free at 1-866-471-2526, (v) NatWest Markets Securities Inc. toll free at 1-800-231-5830, (vi) Santander US Capital Markets LLC at 1-855-403-3636, (vii) U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607, and (viii) Wells Fargo Securities, LLC toll free at 1-800-645-3751.

*	A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

It is expected that delivery of the Notes will be made against payment therefor on or about June 8, 2026, which will be the second business day following the date hereof (this settlement cycle referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to June 8, 2026, will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

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